Exhibit 10.48

UNSECURED

DEMAND NOTE

$15,000,000	September 30, 2006

ON DEMAND, and if no demand is made, no later than December 31 2006, for value received, the undersigned, FC STONE, L.L.C. an Iowa limited liability company (the “Company”), promises to pay to the order of HARRIS N.A. (the “Bank”) at its offices at 111 West Monroe Street, Chicago, Illinois, the principal sum of Fifteen Million Dollars ($15,000,000) or, if less, the amount outstanding under the letter agreement referred to below together with interest (computed on the basis of a year of 360 days and actual days elapsed) on the principal amount from time to time remaining unpaid hereon from the date hereof to the maturity thereof (whether by demand or otherwise) at the rate per annum equal to the rate announced from time to time by the Bank as its prime commercial rate (with any change in the interest rate hereon by reason of a change in said prime commercial rate to be and become effective as of and on the date of the relevant change in said prime commercial rate) and after the maturity thereof until paid at the rate per annum of three percent (3%) above the interest rate applicable to this Note (determined as aforesaid) at such maturity. Interest shall be payable on the last day of each month and upon demand.

This Note evidences borrowing by the Company under that certain Letter Agreement dated as of even date herewith between the Company and the Bank and this Note and the holder hereof are entitled to all the benefits provided for under the Letter Agreement, to which reference is hereby made for a statement thereof. The Company hereby waives presentment and notice of dishonor. The Company agrees to pay to the holder hereof all expenses incurred or paid by such holder, including attorney’s fees and court costs, in connection with the collection of this Note. It is agreed that this Note and the rights and remedies of the holder hereof shall be construed in accordance with and governed by the laws of Illinois.

This Note is issued in addition to, and not replacement for, that certain Note of the undersigned dated September 15, 2000, payable to the order of the Bank in its face principal amount of $15,000,000.

FC STONE, L.L.C.

/s/ Robert V. Johnson
By:	Robert V. Johnson
Its:	Exec. V.P. & C.F.O.